Report of Votes of Shareholders

	A special meeting of shareholders of Neuberger Berman Income Funds ("Trust") was held on October 31, 2000. Shareholders voted on the following matters: (1) To elect Trustees to serve on the Board of Trustees until their successors are duly elected and qualified; (2) To approve a change in the fundamental investment limitation regarding the portfolio diversification of each series; (3) To ratify the selection of independent auditors for each series; (4) To approve a change in the fundamental restriction concerning industry concentration for Cash Reserves; (5) To modify the fundamental policy to permit Government Money to invest in all securities issued or guaranteed by the U.S. Government; (6) To modify the fundamental lending policy to permit Government Money to enter into repurchase agreements; (7) To modify the fundamental borrowing policy to permit Government Money to enter into reverse repurchase agreements; (8) To modify the fundamental lending policy to permit Government Money to lend securities; and (9) To approve an Agreement and Plan of Reorganization providing for the reorganization of Neuberger Berman Institutional Cash Trust from a two-level master-feeder structure to a single-level multi-class structure.

	Following are the Trustees elected at the meeting, some of whom are continuing their terms of office as Trustees, and the votes received by each, with the shareholders of the Trust voting as a whole. All fractional numbers are rounded to the nearest whole number.

Proposal 1  To Elect Trustees to Serve on the Board of Trustees

Trustee*		Votes For	Votes Against	Votes Withheld	Abstentions**
John Cannon		922,389,967	0		7,996,934	N/A
Faith Colish		921,565,502	0		8,821,399	N/A
Walter G. Ehlers	922,979,844	0		7,407,058	N/A
C. Anne Harvey		922,324,131	0		8,062,771	N/A
Barry Hirsch		922,217,347	0		8,169,555	N/A
Michael M.Kassen	922,257,591	0		8,129,310	N/A
Robert A. Kavesh	921,300,511	0		9,086,390	N/A
Howard A. Mileaf	922,913,115	0		7,473,786	N/A
Edward I. O'Brien	921,969,467	0		8,417,434	N/A
John P. Rosenthal	922,817,520	0		7,569,381	N/A
William E. Rulon	922,832,618	0		7,554,283	N/A
Cornelius T. Ryan	922,975,249	0		7,411,653	N/A
Tom Decker Seip		922,944,222	0		7,442,679	N/A
Gustave Shubert		921,515,781	0		8,871,120	N/A
Candace L. Straight	922,647,603	0		7,739,298	N/A
Peter E. Sundman	922,827,418	0		7,559,483	N/A
Peter P. Trapp		923,203,056	0		7,183,846	N/A







	Neuberger Berman Institutional Cash Trust voted separately from the other series of Income Funds, following are the votes for each Trustee by the shareholders of Neuberger Berman Institutional Cash Trust. All fractional numbers are rounded to the nearest whole number.

Trustee*		Votes For	Votes Against	Votes Withheld	Abstentions**
John Cannon		519,766,451	0		177,629		N/A
Faith Colish		519,766,451	0		177,629		N/A
Walter G. Ehlers	519,766,451	0		177,629		N/A
C. Anne Harvey		519,766,451	0		177,629		N/A
Barry Hirsch		519,766,451	0		177,629		N/A
Michael M. Kassen	519,766,451	0		177,629		N/A
Robert A. Kavesh	519,766,451	0		177,629		N/A
Howard A. Mileaf	519,766,451	0		177,629		N/A
Edward I. O'Brien	519,766,451	0		177,629		N/A
John P. Rosenthal	519,766,451	0		177,629		N/A
William E. Rulon	519,766,451	0		177,629		N/A
Cornelius T. Ryan	519,766,451	0		177,629		N/A
Tom Decker Seip		519,766,451	0		177,629		N/A
Gustave Shubert		519,766,451	0		177,629		N/A
Candace L. Straight	519,766,451	0		177,629		N/A
Peter E. Sundman	519,766,451	0		177,629		N/A
Peter P. Trapp		519,766,451	0		177,629		N/A


	The following tables show the shareholder votes of each series of the Trust with respect to proposals 2 through 9 listed above. All fractional numbers are rounded to the nearest whole number.


Proposal 2 To Approve a Change in the Fundamental Investment Limitation Regarding Portfolio Diversification

Fund		Votes For	Votes Against	Votes Withheld	Abstentions/BrokerNon-Votes**
Cash Reserves	607,500,743	5,299,661	N/A		8,440,385
Government Money184,742,640	1,875,473	N/A		3,101,979
High Yield Bond	940,299		10,351		N/A		489,045
Limited MatBond	10,969,731	351,259		N/A		1,038,671
Municipal Money	103,142,011	85,956		N/A		920,749
MunicipalSecur	1,220,682	68,907		N/A		188,358
Institut Cash	331,015,397	403,005		N/A		188,525,678


Proposal 3  To Ratify the Selection of the Independent Auditors

Fund		Votes For	Votes Against	Votes Withheld	Abstentions**
Cash Reserves	615,272,560	1,307,261	N/A		4,660,968
Government Money182,407,497	1,051,915	N/A		6,260,680
High Yield Bond	1,399,144	7,341		N/A		33,212
Limited MatBond	11,886,418	157,208		N/A		316,035
Municipal Money	103,478,813	428,043		N/A		241,860
MunicipalSecur	1,385,999	21,118		N/A		70,831
Institut Cash	519,920,418	12,193		N/A		11,469


Proposal 4 To Approve a Change in the Fundamental Restriction Concerning Industry Concentration for Cash Reserves

Fund		Votes For	Votes Against	Votes Withheld	Abstentions/Broker Non-Votes**
Cash Reserves608,336,204	7,508,191	N/A		5,396,395


Proposal 5 To Modify the Fundamental Policy to Permit Government Money to Invest in All Securities Issued or Guaranteed by the U.S. Government

Fund		Votes For	Votes Against	Votes Withheld	Abstentions/Broker Non-Votes**
Government Money183,648,331	4,221,940	N/A		1,849,820


Proposal 6 To Modify the Fundamental Lending Policy to Permit Government Money to Enter into Repurchase Agreements

Fund		Votes For	Votes Against	Votes Withheld	Abstentions/Broker Non-Votes**
Government Money182,165,952	5,663,033	N/A		1,891,107

Proposal 7 To Modify the Fundamental Borrowing Policy to Permit Government Money to Enter into Reverse Repurchase Agreements

Fund		Votes For	Votes Against	Votes Withheld	Abstentions/Broker Non-Votes**
Government Money181,677,536	6,098,745	N/A		1,943,811





Proposal 8 To Modify the Fundamental Lending Policy to Permit Government Money to Lend Securities

Fund		Votes For	Votes Against	Votes Withheld	Abstentions/Broker Non-Votes**
Government Money181,436,854	6,401,964	N/A		1,881,274


Proposal 9 To Approve an Agreement and Plan of Reorganization for Institutional Cash

Fund			Votes For	Votes Against	Votes Withheld	Abstentions**
Institutional Cash	519,430,866	403,842		N/A		109,372



*Mr. John T. Patterson, Jr. also was listed as a nominee in the proxy statement. He is deceased as of September 26, 2000.

**Broker Non-Votes i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter were not counted for purposes of determining a quorum and had no effect on the outcome of any proxy proposal. Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals. With respect to proposals 1, 3 and 9, there were no "broker non-votes," as brokers or nominees holding shares had authority to vote on those proposals as routine matters.

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